Exhibit 2.4

Max Maxfield, WY Secretary of State FILED: 09/13/2011 03:07 PM Original ID: 2011 - 000601911 Amendment ID: 2011 - 001252732 Profit Corporation Articles of Amendment I. Corporation name: 2. Article ( s > l ... , _ v _ ' ...JI isamended as follows: ,f t c ( J 4#l? 1i /rT;N ' c/i 1 d / t10 0 1 ,t11 I / 1::r .4, -- .t'6'<) () If/ ) ) "11" j), " / dd/ tft?zj .. &,.., ,ef o Al 4',V I> 3 . If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment 4. The amendment was adopted on ! 0 g /7 t/2'> J' ! . (Dale - mm ltklm,, ) 5 . If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder roval was not uired . P - Amendment - Revised 03/11

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Wyoming Secretary of State State Capitol Building, Room 110 200 West 24 1 Street h Cheyenne, WY 82002 - 0020 Ph. 307.777.7311 Fax 307.777.5339 Email: business@state.wy.us For Office Use Only If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation. Signature:G c{ Print Name: !, ---------------- ' Title: Date: ! qj;d (mmlddlyyyy) Contact Person: ,...._ Daytime Phone Number:j.. . .l Email:... _. Checklist † Filing Fee: $50.00 Make check or money order payable to Wyoming Secretary of State. The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers. Please submit one originally signed document and one exact photocopy of the filing. P - Amendment - Revised 03/11

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MINUTES OFTHE SPECIAL MEETING OFTHE SHAREHOLDERS OF THERAPY CELLS, INC. A special meeting of the Shareholders of THERAPY CELLS, Inc . , a corporation organized under the Wyoming Business Co ration Act (the "Company''), was held via telephone conference call at I 0 : 50 a . m . Pacific time on August 31 ', 2011 . Present and constituting a quorum were Christopher Glover, and Susan Allwork . Thus, a majority of the total authorized votes of the Company were present at the special meeting of shareholders . The meeting was called to order by the Board of Directors . Notice of the special meeting was duly waived by the shareholders in accordance with the provisions of the bylaws . The first item of business was a general discussion put forward by the Board regarding the need to Amend the Certificate of Incorporation of the Company and reduce the total authorized shares of the company from 3 , 000 , 000 , 000 to 600 , 000 , 000 designating 500 , 000 , 000 as common shares and 100 , 000 , 000 as preferred shares, and to amend the rights and privileges of the preferred series Dshares of the company . AND WHEREAS the Board of Directors have put forward their recommendation that it would be in the best interest of the shareholders of the corporation to Amend the Certificate of Incorporation to reduce the total authorized shares of the company from 3 , 000 , 000 , 000 to 600 , 000 , 000 designating 500 , 000 , 000 as common shares and l 00 , 000 , 000 as preferred shares . AND WHEREAS the Board of Directors have decided it would be in the best interest of the shareholders of the corporation to Amend the Certificate of Incorporation to change the rights and privileges of the Preferred Series D shares to make them retractable by the company at the issue price after 24 months, to attach to each preferred Series D share 2 warrants to purchase common shares at $ 0 . 50 per common share purchased . AND W 1 JERW the Board of Directors have decided it would be in the best interest of the shareholders of the corporation to Amend the Certificate of Incorporation to designate a fixed stock dividend to the issuance of Preferred Series D shares of 0 . 06 of a preferred series D share per year for as long as they are outstanding payable on the anniversary of the purchase of the shares . THEREFORE BE IT RESOLVED that the Shareholders hereby ratify, confirm and approve that, upon the filing with the Wyoming Secretary of State, the appropriate docwnentation, the Company shall effectuate the Amendment ; and FURTHER RESOLVED that the Shareholders hereby ratify, confirm and approve any other docwnents deemed necessary by the Company be and hereby are authorized to effectuate the Amendment . Date: August 31, 2011

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THERAPY CELLS, INC. CONSENT RESOLUTION OF THE BOARD OF DIRECTORS OF THE COMPANY WHEREAS pursuant to the provisions of the Wyoming Business Corporation Act, as amended (the "Act''), and the Articles of Incorporation and By - Laws of THERAPY CELLS, Inc . , a Wyoming corpomtion (the "Company''), the undersigned, being the Director of the Company and comprising the "Board of Directors" of the Company (the "Board''), hereby unan im ously consent to, vote in favor of and adopt the following consent resolutions of the Board of Directors ; which Board of Directors by their respective signatures hereto do hereby waive any and all requirements for the giving of notice for and of the convening of a formal meeting of the Board of Directors ; AND WHEREAS the Board of Directors have decided it would be in the best interest of the shareholders of the corpomtion to Amend the Certificate of Incorporation to reduce the authorized shares of the corporation to 600 , 000 , 000 designating 500 , 000 , 000 as common shares and l 00 , 000 , 000 as preferred shares . AND !J!REAS the Board of Directors have decided it would be in the best interest of the sbarehoders of the corporation to Amend the Certificate of lncorpomtion to change the rights and privileges of the Preferred Series D shares to make them retractable by the company at the issue price after 24 months, to attach to each preferred Series D share 2 warrants to pmcbase common shares at SO . SO per common share purchased . AND WHEREAS the Board of Directors have decided it would be in the best interest of the shareholders of the corpomtion to Amend the Certificate of Incorpomtion to designate a fixed st ock dividend to the issuance of Preferred Series D shares of 0 . 06 of a preferred series D share per year for as long as they are outstanding payable on the anniversary of the purchase of the shares . IT IS THEREFORE RESOLVED that the Board hereby unanimously approves of the forgoing resolution and the implementation of same on the Effective Date stated herein . THE FOLLO!'PiG tONSENT RESOLUTION of the Board was approved by the Board the i 6 1 y "Effective Date" herein). NOW THEREFORE BE IT RESOLVED THAT : Ratification of Amendment 1. Ratification of Amendment . The Board of Directors hereby ratifies, confirms and approves that, in conjunction with the Motio the officers of the Gompany be and hereby are authori 7 . ed to execute and file any documents to effectuate this change in the Certificate of lncorpomtion of the Company . 2. Ratification of further documents, Any other documents deemed necessary by the Company be and hereby are authori 7 . ed to effectuate this resolution and take any other actions on behalf of the Company that they deem desirable or necessary . Ratification of general matten ...

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3. Ratification of authority . Any one Director of the Board of Directors or Executive Officer of the Company be and the same is hereby authorized and directed for and on behalf of the Company to do and perform all acts and things and execute and deliver all documents and take all such other steps as may be necessary or desirable to give full effect to these consent resolutions ; 4. Ratification of the counterparts and execution via Electronic Communication . These consent resolutions may be signed on behalf of the Board in as many counterparts as may be necessar y, each of which when so signed to be deemed an original, and that such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to be dated the Effective Date as set forth hereinabove and, furthermore, these consent resolutions may be delivered by any Director of the Board by telecopy or other means of electronic communication producing a printed copy (collectively, the "Electronic Communication") and, in connection therewith, shall be deemed to have been effectively executed and delivered as of the Effective Date hereof . Director Date: August 31, 2011

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- 8 - EHIBITB AMENDMENT TO CERTIFICATE OF INCORPORATION OF Therapy Cells Inc. RESOLVED THAT ARTICLE EIGHT OF THE CERTIFICATE OF INCORPORATION BE AMENDED TO READ AS FOLLOWS: 8. Other provisions: The names and addresses of the Board of Directors shaU be as filed with the Wyoming Secretary of State.

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- 1 - EXHIBIT A AMENDMENT TO CERTIFICATE OF INCORPORATION OF Therapy Cells Inc. The following amendment to the Certificate ofl ratlon was approved by the clrectora and thereafter duly adopted by the shareholders of the corporation on the 31" day of August 2011: RESOLVED THAT ARTICLE FOUR OF THE CERTIFICATE OF INCORPORATION BE AMENDED TO READ AS FOLLOWS: Article 4 . Classes and Shares Authorized . The authorized capital stock of the corporation shall be 600 , 000 , 000 shares of ltoc : k consisting of 500 , 000 , 000 shares of Common Stock, par value $ 0 . 0001 , and 100 . 000 , 000 shares of Preferred Stock, par value $ 0 . 0001 . No stockholder shall have pre - emptive rights . The Shareholders by majority vote may detennlne or change the dealgnatlon or number of shares, or the relative rtghts, preferencea and limitations of the shares of Preferred Stock, or of any theretofore established c:laas or aertes. (a) Designation of Sedes A Preferred Stock. One mllllon (1,000,000) &hares of Sertea A Preferred Stock, par value $0.0001 per share, are authorized (the ·Sertes A Prefened Stock"). (a)(1) Conversion Rights. Thia clesa of shares shall have no conversion rights. (a)(2) laauance. Shares of Sarles A Preferred Stock may only be lasued as directed by a majority vote of the Shareholders. (a)(2)(1) Price and laauance . The lnltlal price of each share of Series A Preferred Stock shall be $ 0 . 001 . The Shares of Series A Preferred Stock may only be laaued aa directed by a majority vole of the Shareholders . Shares of Serles A Preferred stock may be Issued to management or others recommended by the Board and approved by a majority vote of the shareholders . (a)(3) Voting Rights . If at least one share of Series A PAtferred Stock la Issued and outstanding, then the total aggregate laaued shares of Series A Prefenad Stock at any given time, regardleaa of their number, shall have voting rights equal to four times the sum ot 6) the total number of shares of common stock which aAt laaued and outstanding at the time of voting, plus (II) the total number of shares of Serles B, Serles C, Series o, Serles E and Series F Preferred Stocks which are laaued and outstanding at the time of voting. Each lndlvldual share of Serles A Preferred Stock shaft have the voting rights equal to four times the sum of: all shares of common stock laaued and outstanding at time of voting + al shares of Sertes B. Series c. Sertes D, Serles E and Serles F Preferred Stocks iaaued and outstanding at time of voting divided by the number of shares of Sertes A Preferred Stock lsaued and outstanding at the time of voting. (a)(4) Dividends. The holderl of Series A Preferred Stock shall be entitled to receive dividends when, as and If declared by the Board of Directors, In Its sole dlsaetlon. (a)(6) Shares of Sertes A Preferred Stock are antkfdutlve to reverse apllta and forward spllta, and therefore are the same number as prior to tha spfd . (b) Designation of Serie& B Preferred Stock. Ten MIiiion (10,000,000) shares of Serles B Preferred Stock, par value $0.0001 per share, are authorized (the ·Sertea BPrefenad Stoc:kj. (b){1) Dividends. The holders of Serles B Preferred Stock shall be entitled to receive dividends when, 88 and If declared by the Board of Directors, In Its sole dl8crellon. (b)(2) Uquldatlon Rights . Upon any llquldatlon, dlaaolutlon or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Serles B Preferred Stock . tha holders of the Serlea B Preferred Stock shall be entitled to be paid out of the aaaeta of the Corporation an amount equal to $ 1 . 00 per ahar 9 ( 1 he • Preference Value 1 , plus all declared but unpaid dividends, for RI

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- 3 - (c)(1) Issuance . Shares of Serles C Prefened Stock may be lsaued to holders of debt of the Corporation, as determined by a majority vote of 'the Board of Olrectora, or others, as detennlned by a majority vote of the Board of Directors, or In exchange for shares of Preferred Stock of the Corporation held prior to the adoption of this amendment . to the Certificate of Incorporation, at the sole election of the holder(s) of such shares, and wllhout approval needed from the Board, but at the exchange rate asaet by the Board, which rate shall not be different amongst such holder(&). (c)(2) Dividends . The holders of Series C Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, Inits aole discretion . (c)(3) Liquidation Rights . Upon any liquidation, dl 180 lutlon or winding up of the Corpondlon, whether voluntary or Involuntary, before any dislributlon orpayment shall be made lo the holders of any stock ranking junior to the Serles C Preferred Stock, the holders of the Serles C Preferred Stock shall be entlUed to be paid out of the a 88818 of the Corporation an amount equal to $ 1 . 00 per share (the aPreferenc : e Valuej, plus all declared but unpaid clvldends, for each share of Series C Preferred Stock held by them . After the payment of the full applicable Preference Value of each share of the Serles C Prefaned Stock as set forth herein, the remaining 8888 l 8 of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's Serles D, Serles E, Series F Preferred Stock and common stock In that order . (c)( - 4 ) Conversion . Eac : h share of Series C Preferred Stock shall be corwertible, at any time, and/or from time to time, Into 40 shares of the Corporation's common stock or as determined by the Board from time to time . Such conversion shall be deemed to be effective on the business day (the "Conversion Datej following the receipt by the Corporation of written notice from the hokier of the Serles C Preferred Stock of the holder's Intention to convert the shares of Serles C Stock, together with the holder's stock certHicate or certfflcatea evidencing the Serles C Preferred Stock to be converted. Promptly after the Converalon Date, the Corporation shall lnue and deliver to such holder a certificate or certlflcates for the number of full shares of common stock Issuable to the holder pursuant to the holder's conversion of Serles C Prafened Shares In accordance with the provlatona of this Section . The stock cef 1 lflcate(a) evidencing the common stock shall be Issued with a restrictive legend Indicating that It was Issued In a transaction exempt from registration under the Securities Act and that It cannot be transfened unless it Is so raglaterad, or an exemption from registration la available, In the opinion of counsel to the Corporation . The common stock shall be Issued In the same name as the person who la the holder of the Serles C PrefetTed Stock unless, In the opinion of counsel to the Corporation, such transfer can be made In compliance with applicable securities laws . The person In whose name the certificate(&) of common stock are so regi 8 lered shall be treated as a holder of shares of common stock of the Corpo,atlon on the dale the common stock certificate(&) are so Issued . All shares of common stock delivered upon conversion of the Serles C Preferred Shares as provided herein shall be duly and vaffdly issued and fully paid and nonasseaaable . Effective as of the Conversion Date, such converted Serles C Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall Immediately tennlnate except the right to receive the shares of common stock Issuable upon such conversion . The Corporation covenants that . within 30 days of receipt of a conversion notice from any holder of shares of Series C Preferred Stock wherein which such conversion would create more shares of common stock than are authorized, the Corporation will Increase the authorized number of shares of common stock sufficient to satisfy such holder of shares of Serles C submitting such conversion notice . (c)(5) Anti - Dilution. Sharas of Serles C Prefened Stock are anti - dilutive to reverse splits, and therefore In the case of a reverse split, are convertible to the number of shares of common stock after the reverse split as would have been equal to the ratio established in Section (c)(4) above prior to the reverse spit The conversion rate for shares of may not be Serles c Preferred Stock, however, would Increase proportionately In the case of forward splits, and dDuted by a reverse split following aforward split. (c)(6) Voting Rights. Each share of Series C Preferred Stock shall have one vote for any election or other vote placed before the shareholders of the Corporation. (c)(7) Price . The lnltlal price of each share of Serles C Preferred Stock shall be $ 10 . 00 . The price of each share of Series C Preferred Stock may be changed either through amajority vote of the Board of Directors through a resolution at a meeting of the Board, or through a l' 880 lullon passed at an action without meeting of the unanimous Board, until such time as a llated sec : ondary and/or lated public m&fket develops for the shares .

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- S - (d)(6) Voting Rights. Each share of Serles O Preferred Stock shall have ten votea for any electlon or other vote plaoed before the shareholdera of the Corporation. (d)(7) Price and 188uanc:e. The Initial price of each share of Serlea D Preferred Stock shall be $2.50. The price of each share of Serles D Preferred Stock l88ued may not be changed until such time as a listed secondary and/or Hated public martet develops for the shares. Seriea o prefemtd stock can only be issued by a majority vote of the shareholders. (d)(S) lock - Up Restrictions on Converalon . Shares of Serles O Preferred Stock may not be converted Into shares of common stock for a period ot a) six (8) months after purchase, If the Corporation voluntarily or Involuntarily flies publlc repof 1 s pursuant to Section 12 or 15 of the Securitlea Exchange Ad of 1934 ; orb) twelve (12) months If the Corporation does not file such pubUc reports . (e) Designation of Serles E Preferred Stock . Thirty ( 30 , 000 , 000 ) MIIHon shares of Serles E Preferred Stock, par value $ 0 . 0001 per share, are authorized (the "Series E PrefemJd Stock 1 . Shares of Series E Prafenad Stock may only be issued by a majotfty vote of Iha shareholders . (e)(1) Dividends . The holders of Series E Preferred Stock shall be entitled to receive dividends when, as and If declaAld by the Board of Directors, In Its sole discretion . (e)(2) Liquidation Rights . Upon any Hquldalion, dl 88 olution or winding up of the Corporation, whether voluntary or Involuntary, before any distribution or payment ahaU be made to the holders of any stock ranking Junior to the Series E Prefenad Stock, the holders of the Series E Prafenad Stock shaD be entitled to be paid out of the assets of the Corporation an amount equal to $ 1 . 00 per share (the • preference Value 1 , plus all declared but unpaid dividends, for each share of Serles E Pl' 8 fenad Stock held by them . After the payment of the full applicable Preference Value of each share of the Seriea E Plefened Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, If any, shall be distributed ratably to the holdera of the Corporation's Serles F Preferred Stock and Common Stock In that order . (e)(3) Converalon and Anli - Dllulion . Each share of Series E Preferred Stock may be convet 11 ble, et any time, by the respective holder, into the number of shares of the corporations common stock by multiplying each share of the serle 8 E preferred stock by One Thousand (the "Conversion Rate 1 . (For example If a holder has 100 shares of Series E Preferred Shares and you multiply that times 1000 lhe Holder of the Preferred Shares would be entitled to receive 100 , 000 shares of the Corporation's Common Stock) . Such conversion shall be deemed to be effective on the buslne 88 day {Iha • eonvens 1 on Date 1 foltowlng the receipt by the Corporation of written notice from the holder of the Series E Preferred Stock of the holder's Intention to convert the shares of Series E Stock, together with Iha holder's stock certificate or certiflcates evidencing the Series E Prefenad Stock to be converted . Promptly after the Conversion Date, the Corporation shall Issue and deliver to such holder a certificate or certificates for the number of full shares of common stock Issuable to the hokier pursuant to the holder's conversion of Series E Preferred Shares In accordance with the provisions of this Section . The stock certillcate(s) evidencing the common stock shall be Issued with a restrictive legend Indicating that It was 188 ued In a transaction exempt from registration under the Securities NJ . and that It cannot be transferred unless It Is so registered, or an exemption from registration Is available, In the opinion of counsel to the Corporation . The conunon stock shall be Issued in the same name as the person who Is the holder of the Serles E Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made In compUance with applicable securities laws . The person In whose name the certlflcate(s) of common stock are so registered shall be treated as a holder of shares of common stock of the Corporation on the date the common stock certlflcate(s) are ao 188 Ued . All shares of common stock delivered upon converalon of the Series E Preferred Shares as provided herein shall be duly and vaBdly Issued and fully paid and non - aaaessable . Effective as of the Converalon Date, such converted Series E Prefefflld Shares shall no longer be deemed to be outstanding and all rights of the holder with raapect to such sharea shall Immediately tennlnate except the right to receive the shares of common stock Issuable upon such conversion . (e)(4) The Corporation covenants that, within 10 days of receipt of a conversion notice from any holder of shares of Series E Prefemld Stock wherein which such conversion would create more shares of common stock than are authorized, the Corporation will Increase the authortzed number of shares of common stoclt sufficient to satisfy such holder of shares of Series Esubmllllng such converalon notice . (e)(5) Shares of Series E Preferred Stock are anti - dilutive to reverse splits, and therefore In Iha case of a reverse sprit, are convertible to the number of shares of common stock after the reverae split as would have been equal

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- 6 - to the rati o established In Secllon (e)(3) above prior to the reverse spllt . The conversion rate for shares of Serles E P 1 at'ened Stock, however, would Increase proportionately In the case of forward splits, and may not be diluted by a reverse split following a forward apllt . (e)(8) Voting Rights . Each share of Serles E Prefened Stock shan have One Thousand Votes for any election or other vote placed before the shareholders of the Corporation . (e)(7) Price and Issuance . The Initial price of each share of Series E Preferred Stock ahall be $ 1 . 00 . The price of each share of Serles E Preferred Stock lasued may not be changed until auch time as a Hated aeconda,y and/or Hated public R 181 ket develops for the shares . Series E preferred alock can only be lsaued by a majority vole of the sharehofd 111 . Shares of Serles E Preferred Stock may be Issued either (I) to peraona In exchange for the cancellation and nttirement of debt held by such persona, or (II) In exchange for shares of Preferred Stock of the Corporation held prior to the adoption of this amendment lo the Certificate of Incorporation, or (Ill) to holders of shares of Common Stock at a conversion rate of One Thousand to One ( 1000 : 1 ) at the sole election of the holder(&) of such shares and debt, and without approval needed from the Board, but at the exchange rate as sat by the Board and approved by majority vote of the aharehokkn, which rate shall not be different amongst such holder(&) . The request by the holders of other securities of the corporation to exchange for Issuance of Serles E shares as sat forth In (I), (II) and (Ill) above shall only be available for 80 days from the date of this amendment to the Certificate of Incorporation and approval of the Board and Shareholders of the Corporation . (e)(8) Lock - Up Reatrictlona on Converaion. Shares of Series E Preferred Stock may be converted to Common Stock at any time and will require an attomey opinion letter to remove the restrictive legend If lasued reatricted . (f) Designation of Serles F Prefened Stock . Ten MIiiion ( 10 , 000 , 000 ) &hares of Serles F Preferred Stock, par value $ 0 . 0001 per share, are authorized (the "Serles FPreferred Stock") . (f)(1) Divldendl. The holders of Sertea F Preferred Stock shall be entitled to receive dividend& when, aa and If declared by the Board of Directors, In Its sole c : 118 cretlon . (f)(2) Liquidation Rights . Upon any liquidation, claaolution or winding up of the Corporation, whether voluntary or Involuntary, before any distribution or payment shall bemade to the holders of any stock ranking Junior tothe Serles F Preferred Stock, the holder& of the Serles F Preferred Stock ahall be entiUed to be paid out of the asaets of the Corporation an amount equal to $ 0 . 01 per share(the • preference Value"), plus all declafed but unpaid dividends, for each share of Serles F Preferred Stock held by them . After the payment of the full applicable Preference Value of each share of the Sertea F Pref 8 ned Stock aa sat forth herein, the remaining asaata of the Corporation legally avallable for distribution, Ifany, shall be distributed ratably to the holders of the Corporation's common stock . (f)(3) Conversion and Anti - Dilution . Each share of Serles F Preferred Stock may be convertible, at any time by the respective holder, Into the nwnber of sharea of the CorporaUon's common stock by mulUplylng each share of preferred aeries F stock by the lsauance price Dated In dauae (f)(7) and dividing by the cunent market price of the common stock on the converalon date and multiplying by 1 . 2 times (the ·Conversion Ratei . For example, aasumlng a total of 200 , 000 ahal' 88 of aeries F preferred stock times 0 . 01 equals $ 2 , 000 divided by a common stock sha,a price of $ 0 . 14 equals 14 , 285 aharea times 1 . 2 would equal a total of Seventeen Thouaand, One Hundred and Forty Three ( 17 , 143 ) shares of Common Stock . Such eonveralon ahall be deemed to be effective on the bualnesa day (the • eonvera 1 on Date 1 following the rac : elpl by the Corporation of written notice from the holder of the Serles F Preferred Stock of the hoJder'a Intention to convert the sharea of Series F Stock, together with the holder's stock certificate or certificatea evidencing the Serles FPreferred Stock to be converted . PrompUy after the Conversion Date, the Corporation ahall laaue and deliver to auch holder a certificate or certificatea for the number of full aharea of common stock lauable to the holder pursuant lo the holder's conversion of Series F Prefened Shares in accordance with the provlatona of this Section . The stock certificate(&) evidencing the common stock shall be laaued with a reatrk : tive legend Indicating that It was lsaued In a transaction exempt from registration under the Securities Act of 1933 , as amended (lhe "Securities Act"), and that It cannot be transferred unleaa It la so registered, or an exemption from reglatraUon 18 avallable, In the opinion of counsel lo the Corporation . The common stock shall be Issued Inthe same name as the person who la the holder of the Serles F Preferred Stock unlesa, in the opinion of counsel to the Corporation, such transfer can be made In compliance with appllcable aecurllies laws . The person In whoae name the certlflcate(s) of common stock are so registered shall be treated as a holder of aharea of common stock of the Corporation on the date Iha common stock certlficate(a) are ao laaued . All shares of common stock delivered upon eonveralon of the Series F Prefened Shares as provided herein shaR be duly and vaDdly laauad and fully paid and nonaaaesaable . Effective as of the Conversion Date, such converted Serles F Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such

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shares shall Immediately tenninate except the right to receive the shares of common stock 188uable upon such conversion.

(f)(4) The Corporation covenanla that, within 30 days of racelpt of a conversion noUce from any holder of shares of Serles F Preferred Stock wherein which such conversion would create more shales of common stock than are authorized, the Corporation wD Increase the authorized number of shares of common stock auflcient to 88t8fy such holder of sham of Series F submltting such convet8lon n o b .

(1)(6) Shares of Serles F Preferred Stock are anfi-dilufive to reverse splits, and therefore In the case of a reverse spot. are convartbla to the number of shares of common stock after the nlverse split as would have been equal to the ratio established In Section (1)(3) above prior to the reverse spilt. The conversion rate of shares of Series F Preferred Stock, however, would Increase proportionately In the case of forward splits, and may not be dUuted by a reverse split following a forwardapllt.

(1)(6) Voting Rights. Each 8har8 of Series F Preferred Stock shaH have Ona vote for any eledlon or other vote placed before the shareholdl8f8 of the Corporation.

(1)(7) Price and 188U8nce. The Initial price of each share of Series F Preferred Stock shall be $0.01. The price of each share of Serles F Preferred Stock may only be changed through a majority vote of the Shareholders of the corporation. Sham ofSeries F Prefen'ed Stock may only be Iuued through a Private Placement Memorandum I88U8d by the Corporation Inapplication for Series F Preferred shares.

(1)(8) Lock-Up Restrldions on Converalon. Shares of Series F Preferred Stock may not be converted Into shares of common stock for a period ot a) six (6) months after purchase. If the Corporation voluntarily or Involuntarily files public reports pursuant toSec:llon 12 or 15 of the Securities Exchange Ad. of 1934; or b) twelve (12) months if the Corporation does not file 8UChpubic rapo,ts.



Seczatary